Exhibit 4.7

First Refusal and Co-Sale Agreement

FIRST REFUSAL AND CO-SALE AGREEMENT

This FIRST REFUSAL AND CO-SALE AGREEMENT (the “Agreement”) is entered into as of the 24th day of December, 2004 by and among New Oriental Education & Technology Group Inc., an International Business Company under the laws of the British Virgin Islands (the “Company”), the parties listed on Exhibit A (each a “Common Holder” and together the “Common Holders”) and the parties listed on Exhibit B (the “Investors”) who are holders of Preferred Shares of the Company (the “Preferred Shares”).

RECITALS

WHEREAS, each Common Holder is the beneficial owner of the number of Common Shares of the Company set forth opposite such Common Holder’s name on Exhibit A hereto;

WHEREAS, the Company and the Investors have entered into that certain Series A Preferred Shares Purchase Agreement of even date herewith (the “Purchase Agreement”), which provides for, among other things, the purchase by the Investors of the Preferred Shares;

WHEREAS, the Company and the Common Holders wish to provide further inducement to the Investors to purchase the Preferred Shares;

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

(a) Delivery. For purposes of this Agreement, the term “Delivery” shall have the meaning set forth in Section 7 below.

(b) Equity Securities. For purposes of this Agreement, the term “Equity Securities” shall mean any securities now or hereafter owned or held by a Common Holder (or a transferee in accordance with Section 2.4 herein) having voting rights in the election of the Board of Directors of the Company, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing.

(c) Preferred Holders. For purposes of this Agreement, the term “Preferred Holders” shall mean the Investors or persons who have acquired shares from any of the Investors or their transferees or assignees in accordance with the provisions of this Agreement.

(d) Parties. For purposes of this Agreement, the term “Parties” shall mean the Company, the Investors and the Common Holders, and the term “Party” shall mean any one of them.

(e) Transfer. For purposes of this Agreement, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings, transfers or sales of the ownership interest of the entity holding Equity Securities or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

2. Agreements Among the Company, the Investors and the Common Holders.

2.1 Rights of Refusal.

(a) Transfer Notice. If at any time a Common Holder proposes to Transfer Equity Securities (a “Selling Shareholder”), the Selling Shareholder shall promptly give the Company, the other Common Holders (the “Non-Selling Common Holders”) and the Preferred Holders written notice of the Selling Shareholder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”; provided that Equity Securities being transferred in accordance with Section 2.4 shall not be considered Offered Shares), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall be substantially in the form attached hereto as Exhibit C and shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the transfer is being made pursuant to the provisions of Section 2.4, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b) Company’s Right of First Refusal. The Company shall have an option for a period of ten (10) days from Delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Shareholder in writing before expiration of such ten (10) day period as to the number of such shares that it wishes to purchase. If the Company gives the Selling Shareholder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 2.1(e). If the Company fails to purchase any or all of the Offered Shares by exercising the option granted in this Section 2.1(b) within the period provided, the remaining Offered Shares shall be subject to the options granted to the Preferred Holders pursuant to Section 2.1(d).

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(c) Additional Transfer Notice. Subject to the Company’s option set forth in Section 2.1(b), if at any time the Selling Shareholder proposes a Transfer, then, within five (5) days after the Company has declined to purchase all, or a portion of, the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Selling Shareholder shall give each Common Holder and Preferred Holder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and briefly describe the Non-Selling Common Holders’ and Preferred Holders’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d) Common Holders’ and Preferred Holders’ Right of First Refusal. (i) Each Common Holder and Preferred Holder shall have an option for a period of fifteen (15) days from the Delivery of the Additional Transfer Notice from the Selling Shareholder set forth in Section 2.1(c) to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Common Holder and Preferred Holder may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Remaining Shares (a “Participating Holder” for the purposes of Section 2.1(d) and 2.1(e)), by notifying the Selling Shareholder and the Company in writing, before expiration of the fifteen (15) day period as to the number of such shares that he, she or it wishes to purchase (the “Participating Holder Notice”). Each Participating Holder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which shall be the number of Common Shares (including Common Shares issuable upon conversion of Preferred Shares) owned by such Participating Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Common Shares (including Common Shares issuable upon conversion of Preferred Shares) held by all Common Holders and Preferred Holders on the date of the Transfer Notice.

(ii) In the event any Non-Selling Common Holder or Preferred Holder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its rights under subsection 2.1(d)(i) within the time period set forth therein, then the Selling Shareholder shall promptly give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Remaining Shares not purchased by the other Common Holders and Preferred Holders and shall offer the Fully Participating Holders the right to acquire the unsubscribed shares. Each Fully Participating Holder shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Shareholder (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the unsubscribed shares. For purposes of this Section 2.1(d)(ii), the numerator shall be the same as that used in Section 2.1(d)(i) above and the denominator described in clause (i) of this Section 2.1(d) shall be the total number of Common Shares (including Common Shares issuable upon conversion of Preferred Shares) owned by all Fully Participating Holders on the date of the Transfer Notice. Each Participating Holder shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Holder notifies the Selling Shareholder of such allocation, and such partners and affiliates become party to the same agreements as those governing the rights and obligations of the Participating Holder.

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(e) Payment. (i) The Participating Holders shall effect the purchase of the Remaining Shares with payment by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to this Section 2.1(e).

(ii) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Holders, as applicable) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Shareholder and the Company (or the Participating Holders, as applicable) cannot agree on such cash value within ten (10) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Preferred Holders and Common Holders, as applicable), the valuation shall be made by an appraiser of recognized standing selected by the Selling Shareholder and the Company (and the Participating Holders, as applicable) or, if they cannot agree on an appraiser within twenty (20) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Preferred Holders and Common Holders, as applicable), each shall select an appraiser of recognized standing within ten (10) days thereafter and the two appraisers shall within the following fifteen (15) days designate a third appraiser of recognized standing, who shall be directed to render a written appraisal within thirty (30) days of his designation and whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Shareholder and the Company (and the Participating Holders, as applicable), with half of the cost borne by the Company and the Participating Holders pro rata by each, based on the number of shares such parties have expressed an interest in purchasing pursuant to this Section 2. If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection. If the parties fail to designate an appraiser as provided herein, or the appraiser fails to render the written appraisal, any party may submit the valuation dispute to the American Arbitration Association in New York, New York, to be resolved in accordance with the Commercial Arbitration Rules thereof.

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2.2 Right of Co-Sale.

(a) To the extent the Company, the Non-Selling Common Holders and the Preferred Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 2.1, then each Preferred Holder and Non-Selling Common Holder (each such Preferred Holder or Non-Selling Common Holder, a “Selling Holder” for purposes of this Section 2.2) that notifies the Selling Shareholder in writing within twenty (20) days after Delivery of the Additional Transfer Notice referred to in Section 2.1(c), shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice but with no obligation other than to transfer the shares and make customary representations and warranties; provided that the indemnification amount in connection with a breach of such representations and warranties shall be limited to the purchase price received. Such Selling Holder’s notice to the Selling Shareholder shall indicate the number of shares of capital stock of the Company that the Selling Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Preferred Holders or Non-Selling Common Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Equity Securities that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced.

(b) Each Selling Holder may sell all or any part of that number of shares of capital stock of the Company equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice that have not been subscribed for pursuant to Section 2.1 by (ii) a fraction, the numerator of which is the number of Common Shares (including Common Shares issuable upon conversion of Preferred Shares) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Common Shares (including Common Shares issuable upon conversion of Preferred Shares) owned by the Selling Shareholder and all of the Selling Holders on the date of the Transfer Notice.

(c) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the type and number of shares of capital stock of the Company that such Selling Holder elects to sell; or

(ii) that number of shares of capital stock of the Company that are at such time convertible into the number of Common Shares that such Selling Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of such shares of capital stock of the Company in lieu of Common Shares, such Selling Holder shall convert such shares of capital stock of the Company into Common Shares and deliver Common Shares as provided in this Section 2.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d) The share certificate or certificates that the Selling Holder delivers to the Selling Shareholder pursuant to Section 2.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

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2.3 Non-Exercise of Rights. To the extent that the Company, the Common Holders and Preferred Holders have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 2.1 and the Preferred Holders and Non-Selling Common Holders have not exercised their rights to participate in the sale of the Remaining Shares within the time periods specified in Section 2.2, the Selling Shareholder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares or the Remaining Shares, as the case may be, free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event the Selling Shareholder does not consummate the sale or disposition of the Offered Shares or Remaining Shares, as the case may be, within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights and the Common Holders’ and Preferred Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares, as the case may be, by the Selling Shareholder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company, the Common Holders and the Preferred Holders under this Section 2 to purchase Equity Securities from the Selling Shareholder or participate in sales of Equity Securities by the Selling Shareholder, as applicable, shall not adversely affect their rights to make subsequent purchases from the Selling Shareholder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Shareholder.

2.4 Limitations to Rights of Refusal and Co-Sale.

(a) Notwithstanding the provisions of Section 2.1 and 2.2 of this Agreement, the first refusal rights of the Company and the first refusal rights and the co-sale rights of the Common Holders and the Preferred Holders, as applicable, shall not apply to (a) the Transfer of Equity Securities to any spouse or member of a Common Holder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Common Holder’s spouse or members of the Common Holder’s immediate family, or to a trust for the Common Holder’s own self, (b) any sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, (the “Securities Act”), (c) a Transfer of Equity Securities by a Common Holder that is an entity to the current or former shareholders, partners or members of such entity, or (d) transfer by Capital River Group Limited of up to 7,675,222 Common Shares to current or former employees of the Company; provided, however, that in the event of any Transfer made pursuant to one of the exemptions provided by clauses (a), (b), (c) or (d), (i) the Common Holder shall inform the Investors of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Common Holder under this Agreement with respect to the transferred Equity Securities. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as the “Common Holder” for purposes of this Agreement.

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2.5 Prohibited Transfers.

(a) Except as otherwise provided in this Agreement, each Common Holder will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, directly or indirectly, all of any part of or any interest in the Equity Securities. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(b) In the event any Common Holder should sell any Equity Securities in contravention of the co-sale rights of the Preferred Holders and the Non-Selling Common Holders under Section 2.2 (a “Prohibited Transfer”), the Preferred Holders and the Non-Selling Common Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under subsection (c), and such Common Holder shall be bound by the applicable provisions of such option.

(c) In the event of a Prohibited Transfer, each Preferred Holder and Non-Selling Common Holder shall have the right to sell to such Common Holder the type and number of shares of Equity Securities equal to the number of shares each Preferred Holder would have been entitled to transfer to the third-party transferee(s) under Section 2.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to the Common Holder shall be equal to the price per share paid by the third-party transferee(s) to the Common Holder in the Prohibited Transfer. The Common Holder shall also reimburse each Preferred Holder and Non-Selling Common Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of each such Preferred Holder’s and Non-Selling Common Holder’s rights under Section 2.2.

(ii) Within ninety (90) days after the later of the date on which the Preferred Holder (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, each Preferred Holder and Non-Selling Common Holder shall, if exercising the option created hereby, deliver to such Common Holder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The Common Holder shall, upon receipt of the certificate or certificates for the shares to be sold by a Preferred Holder or Non-Selling Common Holder, pursuant to this Section 2.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 2.5(c)(i), in cash or by other means acceptable to such Preferred Holder or Non-Selling Common Holder.

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3. Assignments and Transfers; No Third Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of Preferred Holders hereunder are only assignable (i) to any other Preferred Holder, (ii) to a partner, a member, affiliate or related party of such Preferred Holder, or (iii) to an assignee or transferee who acquires at least one million (1,000,000) Common Shares (including Common Shares issuable upon conversion of Preferred Shares).

4. Market Stand-Off.

(a) Each Preferred Holder and Common Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering (as defined below) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, or otherwise transfer any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable for Common Shares held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or part, any of the economic consequences of ownership of the Common Shares or such other securities, whether any such transaction described in clause (i) or (ii) above is settled by delivery of Common Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 4(a) shall apply only to the Company’s Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Preferred Holder and Common Holder if all officers, directors and greater than one percent (1%) shareholders of the Company enter into similar agreements. Each Preferred Holder and Common Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 4(a) or that are necessary to give further effect thereto.

(b) In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Common Shares or other securities of each Common Holder and Preferred Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(c) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Shares where the shares are subsequently primarily traded on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors of the Company.

5. Legends. Each existing or replacement certificate for Equity Securities now owned or hereafter acquired by a Common Holder shall bear the following legends:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

“WITH REGARD TO UNITED STATES LAW, THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

The Company agrees to remove such legend and reissue new certificates as soon as practicable when such legend is no longer required under the Securities Act.

6. Effect of Change in Company’s Capital Structure. Appropriate adjustments shall be made in the number and class of shares in the event of a share dividend, share split, share combination, reclassification or like change in the capital structure of the Company.

7. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, with written verification of receipt. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 7).

8. Further Instruments and Actions; Additional Transfer Restrictions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Preferred Holder and each Common Holder agrees to cooperate affirmatively with the Company, the Investors, the other Common Holders and the Preferred Holders, to enforce the rights and obligations pursuant hereto.

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9. Term. This Agreement shall terminate and be of no further force or effect upon (a) the consummation of a qualified initial public offering or (b) the consummation of a Liquidation Event, as that term is defined in the Company’s Amended and Restated Memorandum and Articles of Association.

10. Entire Agreement; Governing Law; Arbitration. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof. This Agreement shall be interpreted under the laws of the State of New York without reference to New York conflicts of law provisions. Any dispute or controversy between the Parties hereto involving any claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, will be submitted to and be settled by final and binding arbitration in accordance with the UNCITRAL Arbitration Rules as currently in effect and as such may be amended by the rest of this Section 7.13, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be administered in Hong Kong at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Procedures for Arbitration in effect as of the date hereof, including such additions to the UNCITRAL Arbitration Rules contained therein. Such arbitration shall be conducted by three (3) arbitrators chosen by the Company and the Investors, or failing such agreement, an arbitrator appointed by the HKIAC. The language to be used in the arbitral proceedings shall be English.

11. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Common Holders holding at least a majority of the Common Shares of the Company then held by the Common Holders and (iii) Investors holding at least a majority of the Common Shares issuable or issued upon conversion of the Preferred Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all Common Holders and all Preferred Holders and their respective successors and assigns.

12. Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13. Attorney’s Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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14. Aggregation of Shares. For the purposes of determining the availability of any rights under this Agreement, the holdings of any transferee and assignee of an individual or a partnership who is a spouse, ancestor, lineal descendant or sibling of such individual or partners or retired partners of such partnership or affiliates of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire securities by gift, will or intestate succession) shall be aggregated together with the individual or partnership, as the case may be, for the purpose of exercising any rights or taking any action under this Agreement.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

By:	/s/
Name:	Minhong Yu
Title:	CEO

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Tigerstep Developments Limited
Title:	Director

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Capital River Group Limited
Title:	Director

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Success Tycoon Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Peak Idea International Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Forthright Trading Limited
Title:	Director

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Easebright International Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Time Promise Investments Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Strong Great International Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Fame Gain Investments Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Challenge Now Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	Central Plains Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

By:	/s/
Name:	China Central Limited
Title:

Address:

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTORS:

TIGER TECHNOLOGY PRIVATE INVESTMENT PARTNERS II, L.P.

By:	Tiger Technology PIP Performance II, L.L.C., its General Partner

By:	/s/
Name:	Xiaohong Chen
Title:	Managing Director

Address:	Turner & Roulstone Management Ltd.
Strathvale House, PO Box 2636GT
George Town, Grand Cayman
Cayman Island

TIGER TECHNOLOGY II, L.P.

By:	Tiger Technology Performance,
L.L.C., its General Partner

By:	/s/
Name:	Xiaohong Chen
Title:	Managing Director

Address:	Walker House, P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands

SIGNATURE PAGE TO NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

FIRST REFUSAL AND CO-SALE AGREEMENT

Exhibit A

Common Shares of the Company Beneficially Owned by the Common Holders

Shareholder	Shares Owned
Tigerstep Developments Limited	46,657,477
Capital River Group Limited	7,675,222
Success Tycoon Limited	10,461,643
Peak Idea International Limited	10,378,696
Forthright Trading Limited	6,241,734
Easebright International Limited	4,157,700
Time Promise Investments Limited	2,084,034
Strong Great International Limited	2,146,244
Fame Gain Investments Limited	3,219,366
Challenge Now Limited	528,785
Central Plains Limited	528,785
China Central Limited	736,150
Total	94,815,836

Exhibit B

Investors

Tiger Technology Private Investment Partners II, L.P.

Tiger Technology II, L.P.

Exhibit C

FORM OF

TRANSFER NOTICE

New Oriental Education & Technology Group Inc.

Ladies and Gentlemen:

This Transfer Notice is provided pursuant to Section 2.1 of the First Refusal and Co-Sale Agreement among New Oriental Education & Technology Group Inc. and certain of its shareholders dated as of             , 2004.

The undersigned proposes to transfer securities of New Oriental Education & Technology Group Inc. as described below:

Securities proposed to be transferred:

Name and address of proposed transferee:

Consideration:

Material terms and conditions of proposed transfer:

Very truly yours,

[Exact name of shareholder]